Exhibit (d)(5)

EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT, dated as of  July 21, 2010, by and between Mirae Asset Global Investments (USA) LLC (the “Investment Manager”) and Mirae Asset Discovery Funds (the “Trust”), on behalf of each share class (each a “Share Class”, and collectively, the “Share Classes”) of each series of the Trust (each, a “Fund”, and collectively, the “Funds”), as set forth in Schedule A.

WHEREAS, the Trust is a Delaware statutory trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company; and

WHEREAS, the Trust and Investment Manager have determined that it is appropriate and in the best interests of each Share Class of each Fund and each Fund’s shareholders to maintain expenses of each Share Class of each Fund at a level below the level to which each such Share Class would normally be subject.

NOW, THEREFORE, the parties hereto agree as follows:

1.

Expense Limitation.

(a)

Applicable Expense Limitation. To the extent that the aggregate expenses incurred by a Share Class of a Fund (excluding: (i) interest, taxes, brokerage commissions, and other expenditures which are capitalized in accordance with generally accepted accounting principles; (ii) expenses incurred indirectly by such Fund as a result of investments in other investment companies and pooled investment vehicles; (iii) other expenses attributable to, and incurred as a result of, such Fund's investments; and (iv) other extraordinary expenses not incurred in the ordinary course of such Fund’s business) in any one year period beginning on May 1 (each, an “Applicable Year”) (“Operating Expenses”) exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the “Excess Amount”) shall be the liability of the Investment Manager.

(b)

Operating Expense Limit.  The Operating Expense Limit in any Applicable Year shall be as set forth in Schedule A as to each Share Class of each Fund, or such other rate as may be agreed to in writing by the parties.

(c)

Method of Computation.  To determine the Investment Manager’s liability with respect to the Excess Amount, each month the Operating Expenses for each Share Class of each Fund shall be annualized for the Applicable Year as of the last day of the month. If such annualized Operating Expenses for any month of a Share Class exceed the Operating Expense Limit of such Share Class, the Investment Manager shall (i) waive or reduce its fees from such Share Class for such month and/or (ii) remit to the appropriate Share Class or Share Classes an amount that is sufficient to pay such Excess Amount.

(d)

Year-End Adjustment.  If necessary, on or before the last day of the first month of each Applicable Year, an adjustment payment shall be made by the appropriate party in order that the amount of the fees waived or reduced and other payments remitted by the Investment Manager to each Share Class of each Fund with respect to the previous Applicable Year shall equal the Excess Amount.

2.

Reimbursement of Fee Waivers and Expense Reimbursements.

(a)

Reimbursement.  If in any Applicable Year in which the Investment Manager or an affiliate serves as investment adviser or administrator to Fund, the estimated aggregate Operating Expenses of a Share Class of such Fund for the Applicable Year are less than the Operating Expense Limit for that Applicable Year, subject to quarterly approval by the Trust’s Board of Trustees as provided in Section 2(b) below, the Investment Manager shall be entitled to reimbursement by such Share Class of such Fund, in whole or in part as provided below, of the fees waived or reduced and other payments remitted by Investment Manager to such Share Class of such Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Investment Manager may be entitled (the “Reimbursement Amount”) shall equal, at any time, the sum of all fees previously waived or reduced by the Investment Manager and all other payments remitted by the Investment Manager to the Share Class of the Fund, pursuant to Section 1 hereof, during any of the previous three (3) Applicable Years, less any reimbursement previously paid by such Share Class of such Fund to the Investment Manager with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

(b)

Board Approval.  No reimbursement shall be paid to the Investment Manager pursuant to this provision unless the Trust’s Board of Trustees has approved the payment of such reimbursement. The Trust’s Board of Trustees shall determine quarterly in advance whether any reimbursement may be paid to the Investment Manager for the relevant succeeding quarterly period.

(c)

Method of Computation.  To determine the payments of each Share Class of a Fund, if any, to reimburse the Investment Manager for the Reimbursement Amount, each month the Operating Expenses of each Share Class of the Fund shall be annualized for the Applicable Year as of the last day of the month. If such annualized Operating Expenses of a Share Class of a Fund for any month are less than the Operating Expense Limit of such Share Class, such Share Class, only with the prior approval of the Board of Trustees, shall pay to the Investment Manager an amount sufficient to increase the annualized Operating Expenses of that Share Class to an amount no greater than the Operating Expense Limit of that Share Class, provided that such amount paid to the Investment Manager will in no event exceed the total Reimbursement Amount.  In the event the Operating Expense Limit for a Share Class of a Fund is changed subsequent to an Applicable Year in which the Investment Manager becomes entitled to reimbursement hereunder for fees waived or reduced or amounts otherwise remitted to that Share Class, the amount available to reimburse the Investment Manager in accordance with this Section 2(c)  shall be calculated by reference to the Operating Expense Limit for that Share Class in effect at the time the Investment Manager became entitled to receive such reimbursement, rather than the subsequently changed Operating Expense Limit for that Share Class.

(d)

Year-End Adjustment.  If necessary, on or before the last day of the first month of each Applicable Year, an adjustment payment shall be made by the appropriate party in order that the actual Operating Expenses of a Share Class of a Fund for the prior Applicable Year (including any reimbursement payments hereunder with respect to such Applicable Year) do not exceed the Operating Expense Limit.

3.

Term and Termination of Agreement.

This Agreement shall continue in effect through August 31, 2011 and for annual periods thereafter unless the Investment Manager shall notify the Trust of the termination of this Agreement with respect to a Fund not less than 30 days prior to the end of the then annual period.  This Agreement may be terminated by the Trust, with respect to a Fund, without payment of any penalty, upon 90 days’ prior written notice to the Investment Manager at its principal place of business; provided that such termination by the Trust shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the applicable Fund.

4.

Miscellaneous.

(a)

Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(b)

Interpretation.  This Agreement shall be construed in accordance with the laws of the State of  New York.  Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Certificate of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or a Fund.

(c)

Definitions.  Any questions of interpretation of any term or provision of this Agreement, including but not limited to the computations of net asset values and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the 1940 Act, shall have the same meaning as and be resolved by reference to the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

ATTEST:	MIRAE ASSET DISCOVERY FUNDS, on behalf of the Funds set forth on Schedule A

Joyce LaPreta	By:	/s/ Joyce LaPreta
Secretary

ATTEST:	MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

Joyce LaPreta	By:	/s/ Joyce LaPreta
CCO

SCHEDULE A TO THE EXPENSE LIMITATION AGREEMENT

Fund

Share Class

Operating Expense Limit (%)

Global Emerging Markets Sector Leader Fund

Class A

1.85%

Class C

2.60%

Class I

1.60%

Asia Sector Leader Fund

Class A

1.80%

Class C

2.55%

Class I

1.55%

China Sector Leader Fund

Class A

1.95%

Class C

2.70%

Class I

1.70%

Brazil Sector Leader Fund

Class A

1.75%

Class C

2.50%

Class I

1.50%

Global Emerging Markets Great Consumer Fund

Class A

1.85%

Class C

2.60%

Class I

1.60%

Asia Great Consumer Fund

Class A

1.80%

Class C

2.55%

Class I

1.55%

A-1